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                                                                    EXHIBIT 21.1

                               AMERICREDIT CORP.

                          SUBSIDIARIES OF THE COMPANY

    Subsidiary                               Ownership %  State of Incorporation
    ----------                               -----------  ----------------------
AmeriCredit Operating Co., Inc.                 100%            Delaware
AmeriCredit Financial Services, Inc.            100%            Delaware
ACF Investment Corp.                            100%            Delaware
AmeriCredit Premium Finance, Inc.               100%            Delaware
AmeriCredit Receivables Finance Corp.           100%            Delaware
AFS Funding Corp.                               100%            Nevada
AmeriCredit Receivables Finance Corp. 1995-A    100%            Delaware
Americredit Corporation of California           100%            California
CP Funding Corp.                                100%            Nevada